UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2006

Tapestry Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-24320	84-1187753
(State of	(Commission	IRS Employer
incorporation)	File Number)	Identification No.)

4840 Pearl East Circle, Suite 300W
Boulder, Colorado 80301
(Address of principal executive offices and zip code)

(303) 516-8500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Bonus Payments

The Board of Directors of the Company (the “Board”) approved the payment of certain cash bonuses for certain executive officers for services to the Company for fiscal year 2005, a portion of which was paid to each executive officer by the Company in January 2006, with the remaining portion to be paid in 2006 only upon the closing of a significant financing transaction that would take the Company and its business plan well beyond 2006. The issuance of the shares of the Company’s common stock and warrants to purchase common stock for $25.5 million in the Company’s previously announced private placement that is expected to close in April (referred to herein as the “Private Placement”) has been determined by the Board to be such a significant financing transaction.

The 2005 bonus payments to the Company’s executive officers in January 2006 are as set forth in the table below.

Executive Officer	Position	Bonus Amount
Leonard Shaykin	Chairman and Chief Executive Officer	$100,000
Martin Batt	Chief Operating Officer	$20,000
Gordon Link	Chief Financial Officer	$16,667
Kai Larson	Vice President and General Counsel	$11,667
Bruce Fiedler	Vice President and Corporate Controller	$11,667

Payment of the remaining portion of the cash bonuses approved by the Board will occur promptly following the closing of the Private Placement. The amounts to be paid are as follows:

Executive Officer	Position	Bonus Amount
Leonard Shaykin	Chairman and Chief Executive Officer	$100,000
Martin Batt	Chief Operating Officer	$40,000
Gordon Link	Chief Financial Officer	$33,333
Kai Larson	Vice President and General Counsel	$38,333

Amendments to Employment Agreements

On February 27, 2006, the Company entered into amendments to the employment agreements to which Leonard Shaykin, Gordon Link and Kai Larson, each executive officers of the Company, are party (the “Executive Employment Agreements”) to conform certain provisions thereof to the requirements of Section 409A of the Internal Revenue Code, as amended (the “Code”), and the proposed regulations issued by the Treasury Department thereunder. The amendments provide that if any severance benefit provided under the Executive Employment Agreements fails to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code as a result of employee’s status as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then the payment of such benefits shall be automatically delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The amendment is likely to result in any severance benefits paid to Messrs. Shaykin, Link and Larson under their respective employment agreements being delayed until six months and one day following termination of employment. The full text of the amendments to the form of Executive Employment Agreements is attached hereto as Exhibits 10.1 and is incorporated herein by reference.

Dr. Pilia’s employment with the Company terminated as of February 23, 2006. She is no longer an officer but remains a member of the Company’s Board of Directors. The Company agreed in connection with Dr. Pilia’s termination of employment to amend her employment agreement with the Company in a manner similar to the amendment to the Executive Employment Agreements specified above.

Waivers under Executive Employment Agreements

Consummation of the Private Placement could result in a change of control pursuant to the Executive Employment Agreements. Messrs. Shaykin, Link and Larson have each provided a letter to the Company that waives (subject to certain conditions) any requirement that a minimum annual bonus be paid, insofar as the Private Placement could be construed to constitute a change of control under the employment agreement. If the conditions to the waiver are not satisfied, the failure to be paid the minimum annual bonus would constitute good reason for the employee to terminate his employment and receive substantial severance benefits. The form of waiver letter delivered by each of Messrs. Shaykin, Link and Larson is attached hereto as Exhibits 10.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)           Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description
10.1

Form of Amendment to Employment Agreement executed by the Company and Leonard Shaykin, Gordon Link and Kai Larson dated February 27, 2006 (together with Schedule required by Instruction 2 to Item 601 of Regulation S-K).

10.2	Form of waiver letter signed by Leonard Shaykin, Gordon Link and Kai P. Larson on February 24, 2005 (together with Schedule required by Instruction 2 to Item 601 of Regulation S-K).

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 1, 2006	TAPESTRY PHARMACEUTICALS, INC.

	By:	/s/ Kai Larson

	Name:	Kai Larson
	Title:	Vice President, General Counsel

INDEX TO EXHIBITS

Exhibit No.	Description
10.1

Form of Amendment to Employment Agreement executed by the Company and Leonard Shaykin, Gordon Link and Kai Larson dated February 27, 2006 (together with Schedule required by Instruction 2 to Item 601 of Regulation S-K).

10.2	Form of waiver letter signed by Leonard Shaykin, Gordon Link and Kai P. Larson on February 24, 2005 (together with Schedule required by Instruction 2 to Item 601 of Regulation S-K).